EXHIBIT 10.30

amendment to EMPLOYMENT AGREEMENT

WHEREAS, VORNADO REALTY TRUST (the “Company”) and Mitchell N. Schear (“Employee”) are each a party (the “Parties”) to an employment agreement dated as of April 19, 2007 and amended December 29, 2008 (the “2008 Agreement”);

WHEREAS, the Company and certain of its affiliates, and JBG Properties Inc. and certain of its affiliates did, on October 31, 2016, enter into the Master Transaction Agreement (the “Transaction Agreement”), pursuant to which there will be consummated a series of transactions resulting in the acquisition, transfer and contribution of assets and interests to JBG SMITH Properties (“Newco”) and JBG SMITH Properties LP upon the occurrence of the “Effective Time” (within the meaning of the Transaction Agreement);

WHEREAS, pursuant to this amendment (the “Amendment”) the Parties wish to further amend the 2008 Agreement to certain reflect certain agreements in respect of Employee’s compensation and employment arrangements in connection with the occurrence of the Effective Time;

WHEREAS, terms not otherwise defined in this Amendment will have the meaning provided to them in the 2008 Agreement;

NOW, THEREFORE, pursuant to Section 16 of the 2008 Agreement, effective as of the date hereof and subject to the occurrence of the Effective Time as provided below, the Parties hereby agree to amend the 2008 Agreement as follows:

1.            Compensation Prior to the Effective Time:  From the date hereof through the date upon which the Effective Time occurs, Employee will continue to provide services to the Company and its affiliates as contemplated by the terms of the 2008 Agreement, and will continue to receive a Base Salary at the annual rate of $1,000,000 and, except as set forth below, other payments and benefits under the 2008 Agreement.  Until the Effective Time, Employee will remain eligible for the cash payment in respect of health benefits described in the last sentence of Section 5(c) of the 2008 Agreement, provided that the aggregate of such payments for 2017 will equal $10,000 prorated  based on the number of days from January 1, 2017 through and including the date on which the Effective Time occurs (or, if greater, the amount, not to exceed $10,000, of unreimbursed eligible medical expenses incurred by Employee (and his eligible dependents) on or prior to the Company Separation Date).

2.            Termination of Employment with the Company.

(a)         Employment Transition.  As of immediately prior to the Effective Time, Employee will cease to be an employee of the Company and will become a consultant to Newco (such date, the “Company Separation Date”).  Accordingly, on the Company Separation Date, the Employment Period will end (and on that date any notices required under Section 2 of the 2008 Agreement will be deemed satisfied by this Amendment).

(b)         2017 Pre-Closing Annual Bonus and Incentive.  Subject to the occurrence of and Employee’s continued employment with the Company through the Effective Time, as soon as administratively feasible following the Effective Time, but in no event later than March 15, 2018, the Company will pay Employee an amount, in respect of and in full satisfaction of Employee’s Bonus for 2017, equal to $1,800,000 prorated  (based on the number of days from January 1, 2017 through and including the date on which the Effective Time occurs) and less applicable withholding

(c)         Transition Service Payments.  Subject to the occurrence of and Employee’s continued employment through the Effective Time, as soon as administratively feasible following but in no event later than seventy (70) days after the Company Separation Date, the Company will commence payments to Employee, at an annual rate of $1,000,000 (less applicable withholdings) and paid ratably in accordance with the Company’s customary payroll practices following the Company Separation Date and through the end of the Active Newco Consulting Period (such payments, the “Transition Service Payments”).  “Active Newco Consulting Period” means the period in which Employee continues to actively provide consulting services to Newco pursuant to and during the “Term” of Employee’s consulting agreement with Newco dated as of March 10, 2017 (the “Newco Agreement”), without regard to whether Newco continues to pay Employee under the terms of the Newco Agreement after the Term of the Newco Agreement is terminated for any reason.  For the avoidance of doubt, (1) the Transition Service Payments will terminate at the end of the Active Newco Consulting Period, (2) in no event will the Transition Service Payments continue for more than two (2) years following the Company Separation Date and (3) in no event will the Transition Service Payments exceed $2,000,000.  Subject to Employee’s continued employment with the Company through the Effective Time, the Company will, (A) during the 24-month “Term” of the Newco Agreement continue to provide Employee with health coverage under the Company’s plans, subject to Employee’s payment of active employee rates, and upon conclusion of such Term , if elected by Employee provide or reimburse Employee for COBRA continuation for the applicable COBRA coverage period (provided, that the coverage under this clause (A) will terminate earlier if Employee becomes eligible for coverage from another employer), and (B) upon confirmation from Newco of the benefits provided to its active executives, continue to provide directly, or reimburse the Employee for his cost in procuring, the benefits (other than health benefits) which would have been provided to Employee during the Active Newco Consulting Period had he been actively employed by Newco, and in any case including payment of premiums for the supplemental life insurance policies maintained by the Company for Employee’s benefit and payment of Employee’s monthly auto allowance, in each case, as in effect as of the date of this Amendment and to the same extent and in the same manner the Company provides such benefits and/or pays such amounts or allowances and premiums as of the date of this Amendment, and, as of the end of the Active Newco Consulting Period, the Company will cease to provide such benefits and/or pay such amounts and premiums and Employee will be eligible to exercise any policy conversion ownership rights that may then apply to such policies in accordance with their terms; provided, that Employee will be responsible for all tax consequences to Employee arising in respect of such policies or benefits, including with respect to the Company’s payment of premiums and Employee’s exercise of any conversion or ownership rights.  For purposes of Section 409A of the Code, each payment or installment under this Amendment will be treated as a separate payment.  In addition, subject to the occurrence of and Employee’s continued employment through the Effective Time, as soon as administratively feasible following the Effective Time, the Company will assign to Employee full title and ownership of the Company-owned automobile used by Employee as of the date of this Amendment, subject to Employee providing the Company the mileage and condition of such automobile through the date on which the Effective Time occurs.  In connection with such transfer, Employee will be responsible for making arrangements with the Company for payment of Employee’s portion of applicable withholding taxes and Employee will be responsible for all other income tax consequences.

(d)         Spinoff Payments.  Subject to the occurrence of and Employee’s continued employment with the Company through the Effective Time, Employee will be entitled to receive additional payments totaling $3,600,000 (the “Spinoff Payments”), paid in two equal installments (in each case, less applicable withholdings) as soon as administratively feasible (but no later than seventy (70) days) following the occurrence of (1) for the first installment of $1,800,000, the Effective Time, and (2) for the second installment of $1,800,000, the first business day in calendar 2018.  For the avoidance of doubt, these Spinoff Payments will be made to Employee regardless of whether Employee continues as a consultant to  Newco for any period of time following the Effective Time.

(e)         Termination due to Involuntary Termination without Cause or Termination following a Material Breach.  Upon termination of Employee’s employment with the Company prior to the Effective Time due to involuntary termination by the Company without Cause or termination by Employee following a material breach (within the meaning of Section 6(e) of the 2008 Agreement), the amounts due Employee under Section 2(d) will be paid to Employee at such time or times as the payments would be made hereunder if Employee’s employment had not terminated.

3.            Severance Payments.  Notwithstanding the terms of the 2008 Agreement or any other agreement with the Company or its affiliates, subject to the occurrence of the Effective Time and upon Employee’s “separation from service” (within the meaning of Section 409A of the Code) from the Company upon the Effective Time, the Company will pay to Employee, in full satisfaction of any other payments due pursuant to Section 8 of the 2008 Agreement, Severance Payments in the aggregate totaling $2,000,000, less any applicable withholdings, which will be paid ratably in accordance with the Company’s customary payroll practices over the 18-month period following the Company Separation Date.  Such payments will commence as soon as administratively feasible following the Company Separation Date, but in no event later than seventy (70) days after the Company Separation Date, conditioned upon the effectiveness of a release of claims in favor of the Company substantially in the form attached as Exhibit A  (the “Release”) and subject to any delay that may be required pursuant to Section 8(e) of the 2008 Agreement (and if the period specified under applicable law that the Employee has to consider the Release spans two calendar years, the Severance Payments will commence during the later calendar year).

4.            Company Equity Awards.  Notwithstanding the terms of the 2008 Agreement or any other agreement with the Company or its affiliates, it is understood that Employee will not receive grants of equity awards of the Company or its affiliates (“Company Equity Awards”) from and after the date hereof.  Employee’s Company Equity Awards outstanding as of the Effective Time will be adjusted commensurate with the treatment of similar Company Equity Awards in connection with the transactions contemplated by the Transaction Agreement and will be treated as follows, subject in each case to Employee’s continued employment with the Company through the Effective Time.  Until the Effective Time, any outstanding Company Equity Awards will continue to be governed by the terms of the Company’s 2010 Omnibus Share Plan (the “2010 Plan”) and award agreements applicable to the Company Equity Awards.

(a)       Company Stock Options:  It is understood that all options to purchase Company stock granted by the Company (“Company Stock Options”) to Employee are, as of the date of this Amendment, fully vested and exercisable.  All of Employee’s Company Stock Options will remain exercisable for 60 days after the Effective Time (or if earlier, the expiration date specified in the applicable Company Stock Option award agreement) in accordance with their terms.  The Company will pay Employee, as soon as practicable (but no later than 30 days) following the Effective Time, a one-time cash payment (less applicable withholdings) to compensate for the decline in the fair value of the Company Stock Options attributable to the shorter term than Employee originally had to exercise such Company Stock Options, determined by the Company in its discretion consistent with determinations applicable to outstanding Company Stock Options generally in connection with the transactions contemplated by the Transaction Agreement.

(b)       Company OPP Partnership Units:  At the Effective Time, any outstanding outperformance plan partnership units (“OPP Units”) granted to Employee under the 2010 Plan (1) in 2013 and 2014 that have been earned as of the Effective Time, will become fully vested and be convertible in accordance with (and otherwise subject to the terms of) the 2010 Plan and applicable OPP Unit award agreement and (2) in 2015 and 2016 that have not been earned as of the Effective Time, will remain subject to the performance requirement and be earned based on actual Company performance through the Final Valuation Date (within the meaning of the applicable OPP Unit award agreement).  The OPP Units that are earned as described in the preceding clause (2) will then fully vest upon the Final Valuation Date, without the proration that would result from application of a “Partial Service Factor” pursuant to the applicable OPP Unit award agreement, and thereafter will be convertible in accordance with (and otherwise subject to the terms of) the 2010 Plan and applicable OPP Unit award agreement.  The provisions of this Section 4(b) will govern the treatment of Employee’s OPP Units notwithstanding the provisions of Section 4(a) of the OPP Unit award agreements if and to the extent the terms of this Amendment are inconsistent with the terms of the applicable OPP Unit award agreement.  For the avoidance of doubt, the OPP Units in the preceding clauses (1) and (2) will remain subject to the “Restrictions on Transfer” to the extent set forth in Section 7 of the applicable OPP Unit award agreement.

(c)       Company LTIP Partnership Units:  At the Effective Time, each outstanding restricted long-term incentive plan partnership unit (“Restricted LTIP Unit”) granted to Employee under the 2010 Plan will become fully vested and be convertible in accordance with (and otherwise subject to the terms of) the 2010 Plan and applicable Restricted LTIP Unit agreement, including with respect to the two-year post-issuance holding periods applicable to such Restricted LTIP Units immediately prior to the Effective Time.

5.            Non-Competition.  From and after the Company Separation Date, Section 10 of the 2008 Agreement will cease to apply, and will be superseded by the non-competition covenant set forth in the Newco Agreement.  All payments and benefits under this Amendment are conditioned upon Employee’s continued compliance with Section 10, and other applicable provisions, of the 2008 Agreement though the Company Separation Date.

6.            Incorporation by Reference; No Other Modifications.  Other than as set forth in the preceding paragraphs 1 to 5, the remainder of the 2008 Agreement shall remain unmodified in any manner, and the 2008 Agreement will be deemed to be modified, mutatis mutandis, to reflect the provisions of this Amendment.  It is agreed that the payments and benefits set forth in this amendment are the sole payments and benefits to which Employee is entitled with respect to the termination of his employment with the Company.

* * * VORNADO REALTY TRUST By:_/s/ Joseph Macnow________ _/s/ Mitchell N. Schear ________ Mitchell N. Schear

Date: March 10, 2017

EXHIBIT A

GENERAL RELEASE AND WAIVER OF CLAIMS

General Release AND WAIVER OF CLAIMS  (this “Release”), by Mitchell Schear (“Employee”) in favor of Vornado Realty Trust, a Maryland real estate investment trust (together with its affiliates, the “Company”), stockholders, beneficial owners of its stock, its current or former officers, directors, employees, members, attorneys and agents, and their predecessors, successors and assigns, individually and in their official capacities (together, the “Released Parties”).

WHEREAS, Employee has been employed as an employee of the Company;

WHEREAS, Employee has entered into an employment agreement with the Company dated as of April 19, 2007, amended December 29, 2008 and March 10, 2017 (the “Second Amendment”); and

WHEREAS, Employee is seeking certain payments under Section 3 of the Second Amendment that are conditioned on the effectiveness of this Release.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:

1.            General Release.  Employee knowingly and voluntarily waives, terminates, cancels, releases and discharges forever the Released Parties from any and all suits, actions, causes of action, claims, allegations, rights, obligations, liabilities, demands, entitlements or charges (collectively, “Claims”) that Employee (or Employee’s heirs, executors, administrators, successors and assigns) has or may have, whether known, unknown or unforeseen, vested or contingent, by reason of any matter, cause or thing occurring at any time before and including the date of this Release arising under or in connection with Employee’s employment or termination of employment with the Company or the Released Parties, including, without limitation:  Claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful, abusive, constructive or unlawful discharge or dismissal, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or Claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other Claims for compensation or bonuses, whether or not paid under any compensation plan or arrangement; breach of contract; tort and other common law Claims; defamation; libel; slander; impairment of economic opportunity defamation; sexual harassment; retaliation; attorneys’ fees; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; and punitive or exemplary damages.  In addition, in consideration of the provisions of this Release, Employee further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those Claims that are known or suspected to exist in Employee’s favor as of the Effective Date (as defined below).

2.            Surviving Claims.  Notwithstanding anything herein to the contrary, this Release shall not:

                                            (i)        release any Claims for payment of amounts payable under the Employment Agreement (including under Section 3 thereof);

                                           (ii)        release any Claims for employee benefits under plans covered by ERISA to the extent any such Claim may not lawfully be waived or for any payments or benefits under any plans of the Company that have vested in accordance with the terms of such plans and accrued but unused vacation pay;

                                          (iii)        release any Claim that may not lawfully be waived;

                                          (iv)        release any Claim for indemnification and D&O insurance in accordance with applicable laws and the corporate governance documents of the Company; or

                                           (v)        prohibit Employee from reporting possible violations of federal law or regulation or making other disclosures that are protected under (or claiming any award under) the whistleblower provisions of federal law or regulation.

3.            Additional Representations.  Employee further represents and warrants that Employee has not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Released Party nor, has Employee assigned, pledged, or hy pothecated as of the Effective Date any Claim to any person and no other person has an interest in the Claims that he is releasing.

4.            Acknowledgements by Employee.  Employee acknowledges and agrees that Employee has read this Release in its entirety and that this Release is a general release of all known and unknown Claims.  Employee further acknowledges and agrees that:

                                            (i)        this Release does not release, waive or discharge any rights or Claims that may arise for actions or omissions after the Effective Date of this Release and Employee acknowledges that he is not releasing, waiving or discharging any ADEA Claims that may arise after the Effective Date of this Release;

                                           (ii)        Employee is entering into this Release and releasing, waiving and discharging rights or Claims only in exchange for consideration which he is not already entitled to receive;

                                          (iii)        Employee has been advised, and is being advised by the Release, to consult with an attorney before executing this Release; Employee acknowledges that he has consulted with counsel of his choice concerning the terms and conditions of this Release;

                                          (iv)        Employee has been advised, and is being advised by this Release, that he has been given at least [21][45]  days within which to consider the Release, but Employee can execute this Release at any time prior to the expiration of such review period; and

                                           (v)        Employee is aware that this Release shall become null and void if he revokes his agreement to this Release within seven (7) days following the date of execution of this Release.  Employee may revoke this Release at any time during such seven-day period by delivering (or causing to be delivered) to the Company written notice of his revocation of this Release no later than 5:00 p.m. Eastern time on the seventh (7th) full day following the date of execution of this Release (the “Effective Date”).  Employee agrees and acknowledges that a letter of revocation that is not received by such date and time will be invalid and will not revoke this Release.

5.            Cooperation With Investigations and Litigation.  Employee agrees, upon the Company’s advance request, to reasonably cooperate with the Company in any investigation, litigation, arbitration or regulatory proceeding regarding events that occurred during Employee’s tenure with the Company or its affiliate, including making himself or herself reasonably available to consult with Company’s counsel, to provide information and to give testimony; it being understood that such cooperation will, if feasible, be scheduled in coordination with Employee such that it not unreasonably interfere with Employee’s then current business, employment and personal commitments.  Company will reimburse Employee for reasonable out-of-pocket expenses Employee incurs in extending such cooperation (including his legal fees and expenses incurred if the Company and Employee agree in good faith that he needs to retain independent counsel in order to provide such cooperation), so long as Employee provides advance written notice (if reasonably feasible under the then prevailing circumstances) of Employee’s request for reimbursement and provides satisfactory documentation of the expenses.  Nothing in this section is intended to, and shall not, restrict or limit the Employee from exercising his or her protected rights in Section 2 hereof or restrict or limit the Employee from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry.

6.            Non-Disparagement.  Employee agrees not to make any defamatory or derogatory statements concerning the Company or any of its affiliates or predecessors and their respective directors, officers and employees.  Nothing in this section is intended to, and shall not, restrict or limit the Employee from exercising his or her protected rights in Section 2 hereof or restrict or limit the Employee from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry or in the event of litigation between the Employee and the Company or its affiliates.

7.            Governing Law.  To the extent not subject to federal law, this Release will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that state.

8.            Severability.  If any provision of this Release should be declared to be unenforceable by any administrative agency or court of law, then remainder of the Release shall remain in full force and effect.

9.            Captions; Section Headings.  Captions and section headings used herein are for convenience only and are not a part of this Release and shall not be used in construing it.

10.         Counterparts; Facsimile Signatures.  This Release may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument without the production of any other counterpart.  Any signature on this Release, delivered by either party by photographic, facsimile or PDF shall be deemed to be an original signature thereto.

IN WITNESS WHEREOF, Employee has signed this Release on _________ ____, 20___. [To be dated on or after the Company Separation Date.]